Exhibit 10.1

SECURITIES PURCHASE AGREEMENT

This SECURITIES PURCHASE AGREEMENT (this “Agreement”) is executed and entered into as of January 26, 2011 by and among Avi Koschitzki (“Purchaser”), the individuals listed on the signature pages hereto under the caption “Seller” (each, a “Seller” and collectively, the “Sellers”) and RxBids, a Nevada corporation (the “Company”) and, with respect to the sections of this Agreement indicated on the signature pages hereto, Jenson Services, Inc., a Utah corporation (“Jenson Services”).

WHEREAS, the Company engages in an Internet-based business which allows an individual the opportunity to put their medical prescription “up for bid” and have multiple pharmacies bid down the price of a prescription. (as further described in the Company’s filings with the U.S. Securities and Exchange Commission (“SEC”), the “Business”);

WHEREAS, Sellers collectively own and hold and desire to sell to Purchaser an aggregate of Two Million, Six Hundred Eighty Thousand (2,680,000) shares (the “Purchased Shares”, with each Seller holding the number of Purchased Shares set forth below such Seller’s name on the signature page hereto) of common stock of the Company, $0.01 par value per share (the “Common Stock”), on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Purchased Shares represent 50.8% of the current outstanding shares of Common Stock;

WHEREAS, Purchaser desires to purchase from Seller the Purchased Shares on the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, Purchaser has placed a fully refundable deposit of twenty-five thousand dollars ($25,000) (the “Deposit”) in escrow with Ellenoff Grossman & Schole LLP, as escrow agent, which Deposit shall be applied towards the Purchase Price.

NOW, THEREFORE, in consideration of the foregoing premises, which are incorporated in this Agreement as if fully set forth below, and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the parties hereto agree as follows:

ARTICLE I
THE PURCHASE OF SECURITIES

Section 1.1            Purchase.

(a)           Generally.  Pursuant to the terms and subject to the conditions set forth in this Agreement, Purchaser hereby agrees to purchase from each Seller, and each Seller hereby agrees to sell to Purchaser, the Purchased Shares owned by such Seller for an aggregate cash purchase price of Three Hundred Fifty Thousand Dollars ($350,000) (the “Purchase Price”).  All payments of the Purchase Price shall be allocated among the Sellers as set forth on Schedule A hereto.  The purchase and sale of the Purchased Shares and the other transactions contemplated hereby are referred to herein as the “Transaction”.

(b)           First Payment.  The Purchaser shall pay a portion of the Purchase Price  in the amount of Two Hundred Twenty Five Thousand Dollars ($225,000), together with the Deposit of $25,000 (collectively, the “First Purchase Price Payment”), to the Sellers at the Closing (as defined below).

(c)           Second Payment.  The Purchaser shall pay a second portion of the Purchase Price in the amount of Fifty Thousand Dollars ($50,000) to the Sellers no later than forty five (45) days following the Closing.

(d)           Third Payment.  The Purchaser shall pay the final portion of the Purchase Price in the amount of Fifty Thousand Dollars ($50,000) to the Sellers no later than ninety (90) days following the Closing.

(e)           Purchaser Note.  The payments required to be made by Purchaser under Sections 1.1(c) and 1.1(d) shall be memorialized in a promissory note made by Purchaser in favor of the Sellers, which note shall be in the form attached hereto as Exhibit A (the “Purchaser Note”).

(f)           Jenson Services Stock.  As further consideration for the Purchased Shares, Purchaser agrees to, within three (3) business days following the consummation of Reorganization (as defined below), cause the Company to issue to Jenson Services or its assigns, in consideration of cancellation of all (approximately $12,700) Company debt owed to Jenson Services, an aggregate number of shares of Common Stock equal to 1% of the total outstanding shares of Common Stock, after giving effect to the Reorganization, with it being anticipated that the total outstanding shares of Common Stock post-Reorganization shall be in the range of approximately 42,000,000 to 44,000,000.

As used herein, the term “Reorganization” means the following transactions that are contemplated to occur following the Closing: (i) a reverse stock split of the Company’s Capital Stock (as defined herein) in a ratio of not more than 1 for 12 (the “Split”); (ii) the acquisition by the Company of Xsovt, LLC, a New York limited liability company (“Xsovt”) (and the issuance by the Company of consideration therefor) and (iii) the consummation of a minimum $200,000 and a maximum $1,500,000 preferred stock and warrant financing of the Company to be undertaken concurrently with such acquisition.

Section 1.2           Payments.  All payments of the Purchase Price called for hereunder shall be made by wire transfer of immediately available funds into the trust account of Leonard W. Burningham, Esq. for the benefit of the Sellers, it being agreed that payment of the Purchase Price into such account shall constitute satisfaction of payment of the applicable portions of the Purchase Price.

Section 1.3           Closing Date.  The Closing shall occur on the date of execution of this Agreement first set forth above, at the time all of the conditions set forth in Article VI hereof shall have been satisfied or at such other time as is mutually agreed between the parties (the “Closing Date”).  The Closing shall take place at the offices of Ellenoff Grossman & Schole LLP, 150 East 42nd Street, New York, New York or, with the agreement of the parties, may be undertaken by electronic transmission of documents (with originals to follow via overnight courier).

Section 1.4            Closing Deliveries.  At the Closing, and subject to the provisions of this Agreement:

(a)           Purchaser will make the First Purchase Price Payment to the Sellers and deliver the Purchaser Note to the Sellers;

(b)           Sellers will deliver to Purchaser certificates representing the Purchased Shares with blank stock powers or other appropriate endorsement signed by the Sellers, together with any other documents that are necessary to convey to Purchaser good title to the Purchased Shares, free and clear of any and all Liens (as defined below); and

(c)           Purchaser, each Seller and the Company will execute and deliver the documents required to be delivered by each of them pursuant to Article VI hereof.

ARTICLE II
REPRESENTATIONS OF THE SELLERS

Each Seller, severally and not jointly, represents to the Purchaser as follows:

Section 2.1             Authority.  Such Seller has all requisite power and authority to execute, deliver and perform this Agreement and the agreements, certificates, instruments and documents contemplated by this Agreement (the “Related Agreements”) to which such Seller is a party.  This Agreement and the Related Agreements to which such Seller is a party have been duly executed and delivered by such Seller.  This Agreement and the other Related Agreements to which such Seller is a party constitute the legal, valid and binding agreements of such Seller, enforceable against such Seller in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance or similar Laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding at Law or in equity).

As used herein, the terms: (a) “Law” or “Laws” means any applicable statute, law, ordinance, decree, order, rule or regulation of any Governmental Body, including, without limitation, all U.S. federal, state, local, self-regulatory organization and non-U.S. laws, rules, and regulations and (b) “Governmental Body” means any U.S. federal, state, local, or non-U.S. governmental or quasi-governmental agency, self-regulatory organization, authority, commission, board or other body.

Section 2.2             Title to Purchased Shares.  Such Seller holds of record and owns the Purchased Shares indicated below such Seller’s signature on the signature page hereto, and such Purchased Shares are free and clear of any restrictions on transfer (other than any restrictions under the Securities Act of 1933, as amended (the “Securities Act”), and state securities laws), Taxes, Liens, options, warrants, purchase rights, contracts, assignments, commitments, equities, claims, and demands.  Such Seller is not a party to any option, warrant, purchase right, or other contract or commitment that could require such Seller to sell, transfer, or otherwise dispose of any of the Purchased Shares other than this Agreement.  Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any Common Stock or other securities of the Company.  The Purchased Shares held by Seller are not subject to preemptive rights or rights of first refusal created by applicable Law or any agreement to which such Seller is a party or by which Seller is bound.

Section 2.3             No Violation.  Neither the execution or delivery by Seller of this Agreement or the Related Agreements to which such Seller is a party or signatory, nor the consummation of the Transaction, will conflict with or result in the breach of any material term or provision of, require consent or violate or constitute a material default under (or an event that with notice or the lapse of time or both would constitute a breach or default), or result in the creation of any Lien on the Purchased Shares pursuant to, or relieve any third party of any obligation to Seller or give any third party the right to terminate or accelerate any obligation under, any charter provision, bylaw, contract, agreement, Permit or Law to which Seller is a party or is in any way bound or obligated.

Section 2.4             Governmental Consents.  No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Body is required on the part of Seller in connection with the sale and purchase of the Purchased Shares or any of the other transactions contemplated by this Agreement or the Related Agreements to which Seller is a party.

Section 2.5             Litigation.  There are currently no pending or, to the Knowledge of Seller, threatened lawsuits, regulatory or administrative proceedings, arbitrations, reviews or formal or informal complaints or investigations (“Litigation”) by any individual, corporation, general or limited partnership, limited liability company, Governmental Body or other entity (each, a “Person”) against or relating to Seller or to which any of the Purchased Shares owned by Seller are subject or relating to the transactions contemplated by this Agreement and the Related Agreements or the consummation thereof, nor, to the Knowledge of Seller, is there any basis therefor.  Seller is not subject to or bound by any currently existing judgment, order, writ, injunction or decree that will prevent the consummation of the Transaction.

Section 2.6             Sophisticated Seller.  Seller is a sophisticated seller with respect to the Purchased Shares and the Company, has adequate information concerning the business and financial condition of the Company and Xsovt and has been given the information necessary to make an informed decision regarding this Agreement and the Transaction and has independently made such Seller’s analysis and decision to enter into and consummate this Agreement based upon such information as Seller deems appropriate.

Section 2.7             Control Position.  At the Closing, the Purchased Shares sold by all Sellers shall collectively constitute 50.8% of all of the issued and outstanding shares of Common Stock, on a fully diluted and as-converted basis, granting the Purchaser the right to vote with the power of 50.8% of all of the issued and outstanding shares of Common Stock and to affect the Reorganization without the consent or approval of any Person.  With the exception of Mack Bradley, a Seller (“Bradley”), this representation is made as to each Seller’s Knowledge only.

Section 2.8             Brokers’ and Finders’ Fees.  Seller has not directly or indirectly incurred any Liability for brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with this Agreement or the Transaction.

Section 2.9             Information Supplied.  None of: (i) the information, documents or other due diligence matters or the Schedules to this Agreement supplied or to be supplied by or on behalf of Seller to Purchaser or any of Purchaser’s agents or representatives in connection with this Agreement and any of the Transactions, or (ii) the representations and warranties of Seller contained in this Agreement or any other Related Agreements to which Seller is a party, taken as a whole, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  With the exception of Bradley, the representation made in subparagraph (i) of this Section 2.9 is made as to each Seller’s Knowledge only.  The representation in this Section 2.9 shall exclude matters as to which the Purchaser had Knowledge as of the Closing.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SELLERS

The Company and each Seller, jointly and severally, represent and warrant to Purchaser as follows (with the exception of Bradley, each of the following representations and warranties is as to each Seller’s Knowledge only):

Section 3.1            Organization.  The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Nevada and has full power to own its properties and to conduct its business as presently conducted.  The Company is duly authorized, qualified or licensed to do business and is in good standing in all jurisdictions in which its business or operations as presently conducted make such qualification necessary.  Set forth in Schedule 3.1 hereto is a list of jurisdictions in which the Company is qualified to do business.  The Company is not required to be qualified to do business in any other jurisdiction.  The Company does not operate under any assumed name in any jurisdiction.

Section 3.2            No Subsidiaries.  The Company does not own, directly or indirectly, securities or other ownership interests in any other Person.  The Company is not a party to any agreement relating to the formation of any joint venture, association or other Person.

Section 3.3            Authority.  The Company has all requisite corporate power and authority to execute, deliver and perform this Agreement and the Related Agreements to which the Company is a party.  The execution, delivery and performance by the Company of this Agreement and the Related Agreements to which the Company is a party have been duly authorized by all necessary corporate action on the part of the Company, including requisite approval of the board of directors and shareholders of the Company, as applicable.  This Agreement and the Related Agreements to which the Company is a party have been duly executed and delivered by the Company.  This Agreement and the Related Agreements to which the Company is a party constitute the legal, valid and binding agreements of the Company, enforceable against the Company in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance or similar Laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding at Law or in equity).

Section 3.4            Organizational Documents.  The Company has delivered to Purchaser true, correct and complete copies of the Company’s Amended and Restated Articles of Incorporation (the “Articles”), by-laws, minute books, stock transfer records and other organizational agreements, documents and records of the Company, all as amended (collectively, the “Charter Documents”).  All such agreements, documents and records include complete and accurate minutes or consents reflecting all actions taken by the board of directors (including any committees) and shareholders of the Company.  The Articles are in full force and effect and are valid and lawful under the laws of the State of Nevada.

Section 3.5            Capitalization.

(a)           The authorized capital stock of the Company (the “Company Capital Stock”) consists of (i) 100,000,000 shares of Common Stock of which there are 5,274,400 shares issued and outstanding and (ii) 10,000,000 shares of preferred stock, par value $0.01 per share, of which none are issued and outstanding.  There are no outstanding commitments to issue any shares of Company Capital Stock.  There are no shares of Company Capital Stock reserved for issuance.  There are no shares of Company Capital Stock held in treasury.

(b)           Except for those certain options, each dated, August 19, 2010, held by Jenson Services and Todd Albiston to purchase certain shares of Common Stock from, respectively, Bradley and Trescha Peeples (as described in the SEC Documents (as defined below), the “Jenson/Albiston Options”), there are no other securities, options, warrants, calls, rights, commitments or agreements of any character (including, without limitation, under any employment, consulting, severance or similar agreement) to which the Company, any Seller or, to the Knowledge of the Company, any other person or entity, is a party or by which the Company, any Seller or any such other person or entity is bound obligating the Company, any Seller or any such other person or entity to issue, deliver, sell, purchase, repurchase or redeem, or cause to be issued, delivered, purchased, sold, repurchased or redeemed, any shares of Company Capital Stock or obligating the Company, any Seller or any such other person or entity to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such security, option, warrant, call, right, commitment or agreement.

(c)           All outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights, conversion price adjustment rights or rights of first refusal created by applicable Law, the Charter Documents or any agreement to which the Company is a party or by which it is bound.  The shares of Company Capital Stock held by the Company’s shareholders are not subject to conversion price adjustment rights or rights of first refusal created by applicable Law or any agreement to which such shareholders are a party or by which they are bound.  All outstanding shares of Company Capital Stock are free of any Liens.  All outstanding shares of Company Capital Stock were issued in compliance in all material respects with all applicable federal and state securities Laws.  There are no contracts, commitments or agreements relating to voting, purchase or sale of any shares of Company Capital Stock between or among the Company and any shareholder of the Company, except as may be contain in the Related Agreements.  There are no contracts, commitments or agreements relating to voting, purchase or sale of any shares of Company Capital Stock between or among any shareholders of the Company, except as may be contained in the Related Agreements.

Section 3.6           Title to Assets.

(a)           Set forth on Schedule 3.6(a) attached hereto is a complete list (including the street address, where applicable) of: (i) all real property owned or leased by the Company or otherwise used in or associated with the Business; (ii) each vehicle owned or leased by the Company or otherwise used in connection with the Business; and (iii) each asset of the Company or asset used in connection with the Business having a value in excess of $5,000 (collectively, the “Material Assets”).

(b)           The Material Assets of the Company, including any assets held under leases or licenses: (i) include all material assets used in the Business, (ii) are in good condition and repair, ordinary wear and tear excepted, (iii) are in good working order and have been properly and regularly maintained, and (iv) except for cash and cash equivalents, constitute all material assets used by the Company in the conduct of the Business.

(c)           The Company has good and marketable title to all of the assets it purports to own, and owns all of such assets free and clear of any Liens, other than statutory Liens securing current Taxes and other obligations that are not yet due and payable.  The Company holds a valid leasehold interest in or otherwise has a valid and enforceable license or right to use, all of the assets used in connection with the Business that it does not own.

Section 3.7           No Violation.  Neither the execution or delivery by the Company of this Agreement or the Related Agreements to which the Company is a party, nor the consummation of all or any portion of the Transaction, will conflict with or result in the breach of any material term or provision of, require consent or violate or constitute a material default under (or an event that with notice or the lapse of time or both would constitute a breach or default), or result in the creation of any Lien on Company Capital Stock or the assets of the Company pursuant to, or relieve any third party of any obligation to the Company or give any third party the right to terminate or accelerate any obligation under, any charter provision, bylaw, contract, agreement, Permit or Law to which the Company is a party or by which any asset of the Company or otherwise used in the Business is in any way bound or obligated.

Section 3.8            Governmental Consents.  No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Body is required on the part of the Company in connection with the transactions contemplated by this Agreement or the Related Agreements to which the Company is a party.

Section 3.9            SEC Documents.  With the exception of its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2008, since June 27, 2007, the Company has timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the Securities Exchange Act of 1934, as amended (together with the rules promulgated thereunder, the “1934 Act”)(all of the foregoing filed prior to the date hereof and all exhibits included therein and financial statements, notes and schedules thereto and documents incorporated by reference therein being hereinafter referred to as the “SEC Documents”).  As of their respective dates, the SEC Documents complied in all material respects with the requirements of the 1934 Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  As of their respective dates, the financial statements of the Company included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto as in effect as of the time of filing.  Such financial statements have been prepared in accordance with generally accepted accounting principles of the United States, consistently applied, during the periods involved (except as may be otherwise indicated in such financial statements or the notes thereto) and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments which will not be material, either individually or in the aggregate).

Section 3.10          Books and Records.

(a)           The books and records, ledgers, employee records, customer lists, files, correspondence, and other records of every kind (whether written, electronic or otherwise embodied) owned or used by the Company or in which the Company’s assets, Business or transactions are otherwise reflected (the “Books and Records”) accurately and fairly, in reasonable detail, reflect the Company’s transactions and dispositions of assets.  The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that:

(i)            transactions are executed in accordance with management’s authorization;

(ii)           access to assets is permitted only in accordance with management’s authorization; and

(iii)          recorded assets are compared with existing assets at reasonable intervals, and appropriate action is taken with respect to any differences.

(b)           The Company has heretofore made all of its Books and Records available to Purchaser for its inspection and has heretofore delivered to Purchaser complete and accurate copies of documents referred to in the Schedules or as Purchaser otherwise shall have requested.  All Books and Records, documents, and other papers or copies thereof delivered to Purchaser in writing by or on behalf of the Company in connection with this Agreement and the transactions contemplated herein are accurate, complete, and authentic.

(c)           Schedule 3.10(c) hereto is a complete and correct list of all savings, checking, brokerage or other accounts of the Company pursuant to which the Company has cash or securities on deposit and such list indicates the signatories on each account.

Section 3.11         Absence of Undisclosed Liabilities.  The Company has no direct or indirect debts, obligations or liabilities of any nature, whether absolute, accrued, contingent, liquidated or otherwise, and whether due or to become due, asserted or unasserted (collectively, “Liabilities”) except for: (i) Liabilities reflected in the September 30, 2010 balance sheet contained within the SEC Documents; and (ii) current Liabilities incurred after September 30, 2010 as have been disclosed to the Purchaser.

Section 3.12          Absence of Certain Changes.  Except as set forth in the SEC Documents, since September 30, 2010, there has not been any:

(a)           material adverse change in the condition (financial or otherwise), results of operations, working capital, business, prospects, assets or Liabilities of the Company or with respect to the manner in which the Company conducts the Business or its operations;

(b)           declaration, setting aside or payment of any dividends or distributions in respect of any Company Capital Stock or stock options, or any redemption, purchase or other acquisition by the Company of any of the shares of Company Capital Stock;

(c)           material payment or transfer of material assets (including, without limitation, any distribution or any repayment of indebtedness to Seller or their Affiliates) by or for the benefit of the Company;

(d)           material revaluation downward by the Company of any of its assets, including the writing down or writing off of notes or accounts receivable;

(e)           entry by the Company into any commitment or transaction material to the Company including, without limitation, incurring capital expenditures;

(f)            increase in indebtedness for borrowed money of the Company, or any issuance or sale of any debt securities, or any assumption, guarantee or endorsement of any Liability of any other Person, or any loan or advance to any other Person;

(g)           material breach or default (or event that with notice or lapse of time would constitute a breach or default), termination under any material agreement binding on the Company or to which any asset of the Company is subject;

(h)           material change by the Company in its accounting methods, principles or practices;

(i)            material increase in the benefits under, or the establishment or amendment of, any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing or other employee benefit plan or agreement, or any increase in the compensation payable or to become payable to directors, officers or employees of the Company;

(j)            termination of employment (whether voluntary or involuntary) of any officer or key employee of the Company;

(k)           theft, condemnation or eminent domain proceeding or any damage, destruction or casualty loss affecting any asset used in the Business, whether or not covered by insurance;

(l)            sale, assignment or transfer of any material asset used in the Business;
(m)           waiver by the Company of any material rights related to the Business;

(n)           action, other than in the ordinary course of business and consistent with past practice, to pay, discharge, settle or satisfy any claim or Liability;

(o)           settlement or compromise of any pending or threatened suit, action or claim relevant to the transactions contemplated by this Agreement;

(p)           issuance, sale or disposition of, or agreement or commitment to issue, sell or dispose of, by the Company any shares of Company Capital Stock or any instrument or other agreement convertible or exchangeable for any shares of Company Capital Stock other than contemplated by this Agreement;

(q)           authorization, recommendation, proposal or announcement of an intention to adopt a plan of complete or partial liquidation or dissolution of the Company; or

(r)           acquisition or investment in the equity or debt securities of any Person (including in any joint venture or similar arrangement) by the Company; or any other material transaction, agreement or commitment entered into by or affecting the Business or the Company, except in the ordinary course of business and consistent with past practice.

Section 3.13         Taxes.

(a)           The Company has filed or caused to be filed on a timely basis all Tax returns that are or were required to be filed by it.  The Company has timely paid all Taxes that have become due and payable as Taxes imposed on it, pursuant to such Tax returns or otherwise, or pursuant to any assessment received by it, except such Taxes, if any, as are being contested in good faith.

(b)           The Company has not requested or been granted an extension of time for filing any Tax return that has not yet been filed.

(c)           The charges, accruals, and reserves with respect to Taxes included within the SEC Documents or otherwise on the Books and Records of the Company are accurate.  There exists no proposed Tax assessment against the Company.  All Taxes that the Company is or was required to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body.

(d)           There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, Taxes due from or with respect to the Company for any taxable period.

(e)           No audit, examination or similar proceeding is pending or, to the Knowledge of the Company or Seller, threatened in regard to any Taxes due from or with respect to the Company or any Tax return filed by or with respect to the Company.

(f)           There are no Tax sharing agreements or understandings, whether written or oral, among the Company, the shareholders of the Company or their respective Affiliates.

(g)           The Company is not a “foreign person” as that term is defined in §1445 of the Internal Revenue Code of 1986, as amended (the “Code”), and applicable regulations.

(h)           As used in this Agreement, the terms “Tax” or “Taxes” means any and all taxes, charges, fees, levies, assessments, duties or other amounts payable to any federal, state, local or foreign taxing authority or agency, including, without limitation: (i) income, franchise, profits, gross receipts, minimum, alternative minimum, estimated, ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, disability, employment, social security, workers compensation, unemployment compensation, utility, severance, excise, stamp, windfall profits, transfer and gains taxes, (ii) customs, duties, imposts, charges, levies or other similar assessments of any kind, and (iii) interest, penalties and additions to tax imposed with respect thereto.

Section 3.14          Litigation.  There is currently no pending or, to the Knowledge of the Company or Seller, threatened Litigation by any Person against or relating to the Company or any director, officer, employee or agent (in his, her or its capacity as such) of the Company or any shareholder of the Company or to which any assets of the Company are subject, or to which any Company Capital Stock is subject or relating to the transactions contemplated by this Agreement or the consummation thereof, nor, to the Knowledge of the Company or the Sellers, is there any basis therefor.  The Company is not subject to or bound by any currently existing judgment, order, writ, injunction or decree.

Section 3.15          Compliance with Laws.  The Company is in material compliance with all applicable Laws.  The operations of the Company are and have been conducted at all times in material compliance with Laws in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Body and no action involving the Company with respect to the Laws is pending or, to the Knowledge of the Company or the Sellers, threatened.

Section 3.16          Employee Matters.  Set forth on Schedule 3.16 hereto are the dates of employment, current titles and compensation, the dates and amounts of the last increase in compensation for all current employees of the Company, and the amounts of any unpaid and accrued salaries and other employee benefits owing to all current and former employees of the Company.  The Company has no collective bargaining, union or labor agreements, contracts or other arrangements with any group of employees, labor union or employee representative and, to the Knowledge of the Company or the Sellers, there is no organization effort currently being made or threatened by or on behalf of any labor union with respect to employees of the Company.

Section 3.17          Employee Benefit Plans.

(a)           The Company is not a party to or otherwise bound by any employee benefit plans or to any employment, consulting, severance or change in control plan, program or agreements, or any stock option, bonus plan, or incentive plan or program, whether formal or informal, from or between the Company or any of its ERISA Affiliates (as defined herein) or to any current or former employee, consultant, officer or director of the Company.  For purposes of this provision, the term “ERISA Affiliate” means any Person that is under common control with the Company within the meaning of  Section 414(b), (c), (m) or (o) of the Code.

(b)           Neither the execution and delivery of this Agreement nor the consummation of the all or any portion of the Transaction will: (i) result in any payment of any kind becoming due to any director, officer, employee or consultant of or to the Company under any under any agreement or understanding; (ii) increase any benefits otherwise payable to any director, officer, employee or consultant of or to the Company under any under any agreement or understanding; (iii) result in any acceleration of the time of payment or vesting of any benefits under any agreement or understanding to which the Company is a party; or (iv) result, separately or in the aggregate, in an “excess parachute payment” within the meaning of Section 280G of the Code.

(c)           Any accrued obligations of the Company applicable to its employees, whether arising by operation of Law, by contract, by past custom or otherwise, for payments by the Company to trusts or other funds or to any Governmental Body, with respect to unemployment compensation benefits, social security benefits or any other benefits for its employees with respect to the employment of said employees through the date hereof have been paid or adequate accruals have been made on the financial statements included in the SEC Documents.  All reasonably anticipated obligations of the Company with respect to such employees, whether arising by operation of Law, by contract, by past custom, or otherwise, for salaries and holiday pay, bonuses and other forms of compensation payable to such employees in respect of the services rendered by any of them prior to the date hereof have been or will be paid by the Company at or prior to Closing.

Section 3.18          Material Agreements.

(a)           Filed as exhibits to the SEC Documents or listed on Schedule 3.18(a) hereto are all: (i) agreements (whether written or oral and including all amendments thereto) to which the Company is a party or a beneficiary or by which the Company or any of its assets is bound that involves the payment or receipt of goods or services in an amount in excess of $1,000, or that is not terminable upon notice of 30 calendar days or less without incurring any penalty or other Liability other than payment for goods delivered or services rendered prior to termination (collectively, the “Material Agreements”), including, without limitation, agreements with or for the benefit of any shareholder, director, officer or employee of the Company or Affiliate (including the Seller).

(b)           The Company has delivered to Purchaser a copy of each written Material Agreement not available via the SEC website.  There are no oral Material Agreements.

Section 3.19          Intellectual Property Rights.

(a)           Schedule 3.19(a) sets forth a true and complete list of all patents and patent applications, trademarks, service marks, trademark and service mark registrations, and trademark and service mark applications, registered copyrights and copyright applications, and Internet domain names and websites, in each case that are owned by the Company and used or held for use by or otherwise material to the Business (collectively, together with unregistered copyrights and trade secrets, know-how and similar confidential and proprietary information owned by the Company and material to the Business (collectively, the “Owned Intellectual Property”).

(b)           Schedule 3.19(b) sets forth a true and complete list of all material computer software developed in whole or in part by or on behalf of the Company, including such developed computer software and databases that are operated or used by the Company on its websites or used by the Company or otherwise material to the Business (collectively, “Software”).  The Software is the only computer software that is used or held for use by or otherwise material to the Business.

(c)           Schedule 3.19(c) sets forth a true and complete list of all licenses, sublicenses and other agreements pertaining to Intellectual Property or Software to which the Company is a party, including agreements with major Internet service providers and major Internet portals, in each case which are valid and used or held for use by or otherwise material to the Business (collectively, “Licensed Intellectual Property”).

(d)           As used herein, “Intellectual Property” means any and all of the following: (i) U.S., international and foreign patents, patent applications and statutory invention registrations; (ii) trademarks, licenses, inventions, service marks, trade names, trade dress, slogans, logos and Internet domain names, including registrations and applications for registration thereof; (iii) copyrights, including registrations and applications for registration thereof, and copyrightable materials; (iv) trade secrets, know-how and similar confidential and proprietary information; (v) u.r.l.s; and (vi) any other type of Intellectual Property right, and all embodiments and fixations thereof and related documentation, registrations and franchises and all additions, improvements and accessions thereto, whether registered or unregistered or domestic or foreign.

(e)           The Company’s ownership and use in the ordinary course of business of the Owned Intellectual Property and the use of the Software and Licensed Intellectual Property does not infringe upon or misappropriate the valid Intellectual Property rights, privacy rights or right of publicity of any third party.

Section 3.20          Illegal Payments.  Neither the Company or, to the Knowledge of the Company or Seller, any officer, director or employee of the Company has: (a) used any funds of the Company for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) made any payment in violation of applicable Law to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (c) made any other payment in violation of applicable Law.

Section 3.21          Interested Party Transactions.  Except as set forth in the SEC Documents or on Schedule 3.21 hereto, no officer or director of the Company and no relative or spouse (or relative of such spouse) who resides with, or is a dependent of any of the foregoing, and no Affiliates of any of the foregoing has or has had, directly or indirectly: (i) a material economic interest in any Person that has furnished or sold, or furnishes or sells, services or products that the Company furnishes or sells, or proposes to furnish or sell, (ii) a material economic interest in any Person that purchases from or sells or furnishes to the Company, any goods or services, (iii) is a party to or has a beneficial interest in any Material Agreement or any other agreement to which the Company is a party, or (iv) holds any indebtedness of the Company.

Section 3.22          Powers of Attorney and Suretyships.  The Company has no general or special powers of attorney outstanding (whether as grantor or grantee thereof) or any obligation or Liability (whether actual, accrued, accruing, contingent, or otherwise) as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any Person.

Section 3.23          Affiliates.  Other than the shareholders of the Company, the Company is not controlled by any Person and the Company is not in control of any other Person.

Section 3.24          Brokers’ and Finders’ Fees.  The Company has not incurred, nor will it incur, directly or indirectly, any Liability for brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with this Agreement or all or any portion of the Transaction.

Section 3.25          Information Supplied. None of: (i) the information, documents or other due diligence matters supplied or to be supplied by or on behalf of the Company in connection with this Agreement and all or any portion of the Transaction, (ii) the representations and warranties of the Company contained in this Agreement or any other Related Agreements to which the Company is a party and (iii) the Schedules attached hereto, taken as a whole, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  The representation in this Section 3.25 shall exclude matters as to which the Purchaser had Knowledge as of the Closing.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to each Seller and the Company as follows:

Section 4.1            Authority.  Purchaser has all requisite power and authority to execute, deliver and perform under this Agreement and the Related Agreements to which Purchaser is a party.  This Agreement has been, and at the Closing the Related Agreements to which Purchaser is a party will be, duly executed and delivered by Purchaser.  This Agreement is, and, upon execution and delivery by Purchaser at the Closing, each of the Related Agreements to which Purchaser is a party will be, a legal, valid and binding agreement of Purchaser, enforceable against Purchaser in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance or similar Laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding of law or in equity).

Section 4.2            No Violation.  The execution, delivery and performance of this Agreement and the Related Agreements to which Purchaser is a party by Purchaser will not conflict with or result in the breach of any term or provision of, or violate or constitute a default under, any agreement, order or Law to which Purchaser is a party or by which Purchaser is in any way bound or obligated.

Section 4.3           Sophisticated Purchaser.  Purchaser is a sophisticated purchaser with respect to the Purchased Shares and the Company, has adequate information concerning the Business and financial condition of the Company and has been given the information necessary to make an informed decision regarding this Agreement and the Transaction and has independently made Purchaser’s analysis and decision to enter into and consummate this Agreement based upon such information as Purchaser deems appropriate.

Section 4.4           Information Supplied.  None of the information, documents or other due diligence matters supplied by or on behalf of Purchaser and/or Xsovt (or which the Purchaser or his agents and representatives have disclosed to the Sellers, and other than proprietary information regarding the business of Xsovt) in connection with this Agreement and all or any portion of the Transaction, taken as a whole, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  The representation in this Section 4.4 shall exclude matters as to which any Seller had Knowledge as of the Closing.

ARTICLE V
COVENANTS AND AGREEMENTS

Section 5.1            Confidentiality.  The parties hereto agreement that any information (except publicly available or freely usable material obtained from another source) respecting any party or its Affiliates will be kept in strict confidence by all other parties to this Agreement and their respective agents.  Except as required by Law, each party and their respective Affiliates, directors, officers, employees or agents, will not disclose the terms of the transactions contemplated hereunder at any time, currently, or on or after the Closing, regardless of whether the Closing takes place, except as necessary to their attorneys, accountants, or professional advisors, in which instance such persons and any employees or agents shall be advised of the confidential nature of the terms of the transaction and shall themselves be required by the applicable party to keep such information confidential.  Except as required by Law, each party shall retain all information obtained from the other and their lawyers on a confidential basis except as necessary to their respective attorneys, accountants and professional advisors, in which instance such persons and any employees or agents of such party shall be advised of the confidential nature of the terms of the transaction and shall themselves be required by such party to keep such information confidential.  Notwithstanding the foregoing, it is understood and agreed that Purchaser may provide any and all information concerning the Company, this Agreement, the Related Agreements and all related details to potential investors.

Section 5.2            Publicity.  If mutually desired by Purchaser, on one hand, and the Company, on the other hand, Purchaser and the Company will cooperate with each other in the development and distribution of any news releases and other public disclosures relating to the transactions contemplated by this Agreement and, following the Closing, relating to the Business generally.  Neither the Company nor any Seller will issue or make, or allow to have issued or made, any press release or public announcement concerning the transactions contemplated by this Agreement without the prior written consent of Purchaser.  Notwithstanding the foregoing, the provisions of this Section shall not be applicable in the event a party hereto is required to make public disclosure pursuant to the Laws of any Governmental Body.

Section 5.3            Cooperation.

(a)           Subject to the terms and conditions of this Agreement, each party shall use commercially reasonable best efforts, and shall cooperate fully with the other parties, to take, or cause to be taken, all actions, execute such customary instruments and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate the transactions contemplated by this Agreement and the Related Agreements and to comply as promptly as practicable with all requirements of Governmental Bodies applicable to the transactions contemplated by this Agreement including, without limitation, submissions and filings with the SEC.

(b)           Without limiting the generality of the foregoing, following the Closing, the Sellers shall cause each of the current officers of the Company to provide up to forty hours (plus such additional amount of time as may be reasonably agreed upon should the need arise) of assistance to Purchaser and the Company in filing and preparing the Company’s 2010 Form 10-K in full compliance with the rules of the SEC, including audited financial statements.  The Sellers shall be responsible for the preparation and audit fees of such 10-K; provided that Purchaser or the Company shall be responsible for: (i) payment of legal fees and expenses associated with the review of such Form 10-K by counsel retained by the Purchaser and/or by the Company after the Closing; and (ii) the preparation and audit fees associated with any subsequent event disclosure required in such Form 10-K describing the Transaction (including audited and/or pro forma financial statements reflecting the business of Xsovt), together with any other SEC and audit costs and expenses relating to the Company post-Closing.

Section 5.4            Business Purchase Option.

(a)           The Company and Bradley hereby grant to each other reciprocal options (the “Business Purchase Option”) such that: (i) the Company shall have the option, exercisable at any time following the Closing, to sell and assign the Business and all assets and liabilities relating to the Business to Bradley in consideration of the extinguishment of $20,000 in Company debt presently owed to Bradley (the “Consideration”) and (ii) Bradley shall have the option, exercisable at any time, to cause the Company to sell and assign the Business and all assets and liabilities relating to the Business to Bradley for the Consideration.

(b)           The Business Purchase Option shall be exercised through the provision by the exercising party of written notice to the other party.  The closing of the transactions contemplated by the Business Purchase Option (the “Business Purchase Closing”) shall occur within five (5) business days of the exercising party’s provision of such notice.  Counsel to the Purchaser shall be responsible for the preparation of the documentation associated with the exercise of the Business Purchase Option.  Following the Business Purchase Closing (should it occur), the Sellers agree that the Company shall have no known outstanding liabilities and no outstanding security interests relating to the Business.

Section 5.5            Limitation of Future Reverse Splits.  The Company covenants and agrees that for a period of one (1) year from the Closing, the Company shall not to undertake any reverse split of the Common Stock (other than the Split).

ARTICLE VI
CLOSING CONDITIONS

Section 6.1            Conditions to Obligations of the Parties.  The obligations of the parties under this Agreement are subject to the satisfaction at or prior to the Closing of the following conditions, but compliance with any of such conditions may be waived by Purchaser, Seller or the Company in writing delivered to the other parties, as the case may be:

(a)           All necessary governmental consents, approvals, orders or authorizations for the Transaction have been obtained and all necessary governmental notices have been given and, if applicable, the required waiting period (and any extension thereof) under any antitrust laws shall have expired or been terminated.

(b)           No Governmental Body shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or order, writ, injunction or decree that is then in effect and has the effect of making the Transaction illegal or otherwise preventing or prohibiting consummation of the Transaction.

(c)           There shall be no pending or, to the Knowledge of a party, threatened Litigation by any Person against, pertaining to or seeking to enjoin any aspect of the operation of the Business or the consummation of the transactions contemplated by this Agreement or otherwise materially affecting the Company and there shall be no pending action against a party or any of his or its Affiliates, or any of his or its properties, assets, or any officer or director, in his or her capacity as such, of any party or any of his or its Affiliates, with respect to the consummation of the all or any portion of the Transaction.

Section 6.2           Conditions to Closing of Purchaser.  The obligations of Purchaser under this Agreement to consummate the Closing are subject to the satisfaction at or prior to the Closing of the following conditions, but compliance with any of such conditions may be waived by Purchaser in writing delivered to Seller and the Company, as the case may be:

(a)           All representations and warranties of Sellers and the Company contained in this Agreement are true and correct.

(b)           Sellers and the Company shall have performed and complied with all the covenants and agreements required by this Agreement to be performed or complied with by them at or prior to the Closing, including without limitation the delivery of all items required to be delivered by the Company under this Agreement (including the Purchased Share certificates and stock powers referred to in Section 1.4(b) hereof).

(c)           Seller shall have delivered to Purchaser a true and completed copy of the resolutions of the Board of Directors of the Company authorizing such matters as may be agreed upon by the Purchaser and Bradley (the “Board Resolutions”).

(d)           Purchaser has completed its due diligence investigation of the Purchased Shares, the Company and the Business of the Company, including legal and accounting matters, and the results of such investigation are satisfactory to Purchaser in its sole discretion.

(e)           All necessary contractual consents, approvals, orders or authorizations for the Transaction have been obtained, and all necessary contractual notices have been given, in form and substance satisfactory to Purchaser.

(f)           The Jenson/Albiston Options shall have been validly and lawfully terminated pursuant to documentation reasonably acceptable to Purchaser and all other outstanding options and warrants to purchase Company securities shall have been validly and lawfully terminated pursuant to documentation reasonably acceptable to Purchaser.

(g)           Purchaser shall have received an opinion from counsel acceptable to Purchaser and that is satisfactory to the Purchaser that the Company is not a “shell company” as such term is defined in the Securities Act (the “Legal Opinion”).

(h)           The Company will deliver to Purchaser the written resignations of all officers and directors of the Company effective as of the Closing Date or, in the case of Bradley, such date or dates as may be agreed upon by Purchaser and Bradley.

(i)           The Company will deliver a certificate duly executed by the Chief Executive Officer of the Company certifying to the validity of the Board Resolutions, the Articles, the Company’s current bylaws and a current certificate of good standing of the Company.

Section 6.3           Conditions to Closing of the Sellers and the Company.  The obligations of Seller and the Company under this Agreement to consummate the Closing are subject to the following conditions, but compliance with any of such conditions may be waived by Seller or the Company, as the case may be, in writing and delivered to Purchaser:

(a)           All representations and warranties of Purchaser contained in this Agreement are true and correct.

(b)           Purchaser has performed and complied with all the covenants and agreements required by this Agreement to be performed or complied with by it at or prior to the Closing, including without limitation the delivery of all items required to be delivered by Purchaser under this Agreement and delivery of the First Purchase Price Payment.

ARTICLE VII
INDEMNIFICATION

Section 7.1            Indemnification of Purchaser by Bradley.  Bradley will indemnify and hold the Company, the Purchaser, their respective Affiliates and their respective directors, officers, employees and agents (collectively, the “Purchaser Parties”) harmless from and against, and shall pay on demand for, any and all Liabilities, obligations, claims, contingencies, damages, costs and expenses, including all court costs, litigation expenses, costs associated with regulatory inquires and/ or examinations, and reasonable attorneys’ fees (individually a “Loss,” and collectively, “Losses”), that Purchaser Parties may suffer or incur as a result of, arising out of or relating to:

(a)           the breach of any representation or warranty made by Bradley or the Company in this Agreement or any Related Agreement to which Bradley or the Company is a party or any allegation by a third party that would constitute such a breach; and

(b)           the breach of any covenant or agreement made by Bradley or the Company in this Agreement or any Related Agreement to which Bradley or the Company is a party thereto or any allegation by a third party that would constitute such a breach; provided, however, that the indemnification provided in this Section 7.1(b) shall not extend to Losses relating to any inaccuracy in or deficiency of the Legal Opinion.

Section 7.2           Indemnification of Sellers by Purchaser and the Company.  Purchaser and the Company (as provided below) agree to indemnify (severally and not jointly) each Seller and to hold each Seller harmless from and against, and shall pay on demand for, any and all Losses that such Seller may suffer or incur as a result of or relating to:

(a)           the breach of any representation or warranty made by Purchaser in this Agreement or any Related Agreement to which Purchaser is party or any allegation by a third party that would constitute such a breach (it being specifically acknowledged and agreed that the indemnification provided for in this Section 7.2(a) shall be provided by Purchaser and not the Company);

(b)           the breach of any covenant or agreement made by Purchaser in this Agreement or any Related Agreement to which Purchaser is party or any allegation by a third party that would constitute such a breach (it being specifically acknowledged and agreed that the indemnification provided for in this Section 7.2(b) shall be provided by Purchaser and not the Company); and

(c)           the breach of any covenant or agreement made by Purchaser or Xsovt in any Related Agreement respecting the Reorganization or any SEC filings respecting same, including but not limited to any claims of made by investors in the financing included as part of the Reorganization summarized in Section 1.1(c) of this Agreement (it being specifically acknowledged and agreed that the indemnification provided for in this Section 7.2(c) shall: (A) be provided by the Company and not the Purchaser and (B) extend solely to Bradley and no other Seller).  As a material inducement to Bradley’s entry into this Agreement, the Company covenants to Bradley that the Company will: (1) complete the acquisition by the Company of director and officer’s insurance policy of the Company that covers Bradley for his actions as a director of the Company on and after the date hereof on the terms outlined in the insurance binder letter of ARC Excess & Surplus, LLC dated January 26, 2011 previously provided to Bradley (the “Binder”) and (2) use its commercially reasonable efforts to maintain a director and officer’s insurance policy covering Bradley for his actions as a director of the Company on and after the date hereof on the terms no less favorable than those outlined in the Binder for a period of not less than one (1) year from the date hereof.

Section 7.3            Survival.

(a)           The representations and warranties of a party made in or pursuant to this Agreement or Related Agreement to which such party is a party will survive the consummation of the Transaction until the one (1) year anniversary of the Closing; provided, that any representation or warranty the violation of which is made the basis of a claim for indemnification pursuant to this Article VII will survive until such claim is finally resolved if the Indemnifed Party (as defined below) notifies the Indemnifying Party (as defined below) of such claim in reasonable detail prior to the date on which such representation or warranty would otherwise expire hereunder.  Without limiting the foregoing, no claim for indemnification pursuant to this Article VII based on the breach or alleged breach of a representation or warranty may be asserted by a party after the date on which such representation or warranty expires hereunder, except that there shall be no limitation on time during which indemnification may be asserted, sought or obtained for any instance of fraud on the part of another party as to any provision of this Agreement or any Related Agreements.

(b)           Except as expressly stated otherwise herein, the covenants and agreements of a party made in or pursuant to this Agreement will survive the consummation of the Transaction.

Section 7.4           Notice.  Any party entitled to receive indemnification under this Article VII (the “Indemnified Party”) agrees to give prompt written notice to the party or parties required to provide such indemnification (the “Indemnifying Party”) upon the occurrence of any indemnifiable Loss or the assertion of any claim or the commencement of any action or proceeding in respect of which such a Loss may reasonably be expected to occur (a “Claim”), but the Indemnified Party’s failure to give such notice will not affect the obligations of the Indemnifying Party under this Article VII except to the extent that the Indemnifying Party is materially prejudiced thereby.  Such written notice will include a reference to the event or events forming the basis of such Loss or Claim and the amount involved, unless such amount is uncertain or contingent, in which event the Indemnified Party will give a later written notice when the amount becomes fixed.

Section 7.5            Defense of Claims.

(a)           The Indemnifying Party may elect to assume and control the defense of any Claim, including the right to employ counsel of the Indemnifying Party’s choice reasonably satisfactory to the Indemnified Party and the payment of expenses related thereto, if: (i) the Indemnifying Party acknowledges its obligation to indemnify the Indemnified Party for any Losses resulting from such Claim; (ii) the Claim does not seek to impose any Liability on the Indemnified Party other than money damages; and (iii) the Claim does not relate to the Indemnified Party’s relationship with any customer or employee.

(b)           If the conditions of Section 7.4 hereof are satisfied and the Indemnifying Party elects to assume and control the defense of a Claim, then: (i) neither the Indemnifying Party or the Indemnified Party will be liable for any settlement of such Claim effected without their respective consent, which consent will not be unreasonably withheld; and (ii) the Indemnified Party may employ separate counsel and participate in the defense thereof, but the Indemnified Party will be responsible for the fees and expenses of such counsel unless: (A) the Indemnifying Party has failed to adequately assume and actively conduct the defense of such Claim or to employ counsel with respect thereto; or (B) in the reasonable opinion of the Indemnified Party, a conflict of interest exists between the interests of the Indemnified Party and the Indemnifying Party that requires representation by separate counsel, in which case the fees and expenses of such separate counsel will be paid by the Indemnifying Party.

ARTICLE VIII
MISCELLANEOUS

Section 8.1           Notices.  All notices, consents and other communications under this Agreement must be in writing and will be deemed given (i) when delivered personally, (ii) on the fifth business day after being mailed by certified mail, return receipt requested, (iii) the next business day after delivery to a recognized overnight courier, or (iv) upon transmission and confirmation of receipt by a facsimile operator if sent by facsimile, to the parties at the following addresses or facsimile numbers (or to such other address or facsimile number as such party may have specified by notice given to the other party pursuant to this provision):

if to Purchaserand the Company post-Closing:	with copies (which shall not constitute notice) to:

Avi Koschitzki	Ellenoff Grossman & Schole LLP
18-B Neal Court	150 E. 42nd Street, 11th Floor
Oceanside, NY 11572	New York, NY 10017
Fax Number: (516) 765-2682	Attention: Lawrence A. Rosenbloom, Esq.
Fax Number: (646) 895-7204

if to the Sellers:

RxBids	Burningham & Burningham
9050 W. Warm Springs Rd. #12-2129	455 East 500 South, Suite 205
Las Vegas, Nevada, 89148	Salt Lake City, Utah 84111
Attention: Mack Bradley, President	Attn: Leonard W. Burningham, Esq.
Todd Albiston, Director	and Branden T. Burningham, Esq.
Fax Numbers:	Fax Number: (801) 355-7126
Mack Bradley: (928) 252-6111
Todd Albiston: (801) 733-9570

Trecha Peeples
13416 West Chaparosa Way
Peoria, AZ 85383-7882
Fax Number: (928) 252-6111

Thomas J. Howells
4685 S. Highland Dr., Ste 202
Salt Lake City, UT 84117
Fax Number: (801) 278-9290

Travis T. Jenson
4685 S. Highland Dr., Ste 202
Salt Lake City, UT 84117
Fax Number: (801) 278-9290

Kelly Trimble
4685 S. Highland Dr., Ste 202
Salt Lake City, UT 84117
Fax Number: (801) 930-9730

Section 8.2            Fees and Expenses.  All expenses incurred in connection with the preparation, negotiation and execution this Agreement and the Transaction shall be paid by the party incurring such expenses, whether or not any portion of the Transaction is consummated.

Section 8.3            Interpretation.  The Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and will not in any way affect the meaning or interpretation of this Agreement.

Section 8.4            Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by a party without the prior written consent of the other parties and any purported assignment or delegation in violation thereof will be null and void; except that Purchaser may assign its respective rights and obligations under this Agreement to any Affiliate of Purchaser, or any successor to its business.  This Agreement is not intended to confer any rights or benefits on any Person other than the parties hereto, except to the extent specifically provided in Article VII.

Section 8.5            Entire Agreement, Amendment.  This Agreement, the Related Agreements, and the related documents contained as Schedules hereto and thereto or expressly contemplated hereby contain the entire understanding of the parties relating to the subject matter hereof and supersede all prior written or oral and all contemporaneous oral agreements and understandings relating to the subject matter hereof (including, without limitation, that certain Memorandum of Understanding, dated January 14, 2010, between the Purchaser and the Sellers).  All representations and warranties by a party contained in any schedule, certificate or other writing required under this Agreement to be delivered in connection with the Transaction will constitute representations and warranties under this Agreement.  The Schedules are hereby incorporated by reference into and made a part of this Agreement for all purposes.  This Agreement may be amended, supplemented or modified, and any provision hereof may be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement is sought.

Section 8.6            Remedies Not Exclusive.  Unless otherwise expressly stated in this Agreement, no right or remedy described or provided in this Agreement is intended to be exclusive or to preclude a party from pursuing other rights and remedies to the extent available under this Agreement, at law or in equity.

Section 8.7            Governing Law.  This Agreement will be governed by and construed and interpreted in accordance with the substantive laws of the State of Nevada, without giving effect to any conflicts of law rule or principle that might result in the application of the laws of another jurisdiction.

Section 8.8           Venue.  Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in Las Vegas, Nevada for the adjudication of any dispute hereunder or in connection herewith or with all or any portion of the Transaction, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.  EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

Section 8.9           Rules of Construction.  The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any Law of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

Section 8.10         Severability.  In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto.  The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

Section 8.11         Usage.  Whenever the plural form of a word is used in this Agreement, that word will include the singular form of that word.  Whenever the singular form of a word is used in this Agreement, that word will include the plural form of that word.  The term “or” will not be interpreted as excluding any of the items described.

Section 8.12         Waivers.  All waivers shall be in writing and signed by the party to be charged therewith.  No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent occurrence.

Section 8.13         Counterparts.  This Agreement may be executed in one or more counterparts for the convenience of the parties hereto, each of which may be delivered by and among the parties by facsimile or other electronic transmission, and each of which will be deemed an original, but all of which together will constitute one and the same instrument.

Section 8.14          Certain Definitions.  For purposes of this Agreement, the following capitalized terms have the following meanings.

(a)           “Affiliate” means, with respect to a specified Person, any other Person or member of a group of Persons acting together that, directly or indirectly, through one or more intermediaries, controls, or is controlled by or is under common control with, the specified Person. The term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

(b)           “include,” “includes” and “including” when used in this Agreement shall be deemed in each case to be followed by the words “without limitation”.

(c)           “Knowledge” and “known” and words of similar import mean:

(i)            with respect to the Company, shall mean the actual present knowledge of a particular matter by any current (pre-Closing) director or officer of the Company, after reasonable inquiry;

(ii)           with respect to Purchaser, shall mean the actual present knowledge of Purchaser after reasonably inquiry; or

(iii)           with respect to any Seller, shall mean the actual present knowledge of a particular matter by such Seller, after reasonable inquiry.

(d)           “Lien”, shall mean perfected or any other security interests, obligations, mortgages, pledges, claims, liens, contingencies, restrictions or encumbrances of any kind.

(e)           “ordinary course of business” means that such an action taken by or on behalf of such party shall not be deemed to have been taken in the “ordinary course of business” unless such action is taken in the ordinary course of such party’s normal day to day operations and is similar in nature and magnitude to actions customarily taken, without any separate or special authorization.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

PURCHASER:

/s/ Avi Koschitzki

Avi Koschitzki

SELLERS:

/s/ Mack Bradley

Mack Bradley
Number of Purchased Shares: 2,000,000

/s/ Thomas J. Howells

Thomas J. Howells
Number of Purchased Shares: 173,334

/s/ Travis T. Jenson

Travis T. Jenson
Number of Purchased Shares: 173,333

/s/ Kelly Trimble

Kelly Trimble
Number of Purchased Shares: 173,333

/s/ Trescha Peeples

Trescha Peeples
Number of Purchased Shares: 160,000

COMPANY:

RXBIDS

/s/ Mack Bradley
By:
Name: Mack Bradley
Title: President

Solely with respect to Sections 1.1(f) and 6.2(f) and all of Article VIII hereof:

JENSON SERVICES, INC.

/s/ Travis T. Jenson
By:
Name: Travis T. Jenson
Title:

[Signature Page to Securities Purchase Agreement, dated January 26, 2011]

Schedule A

Allocation of Cash Purchase Price and Disbursements

Exhibit A

Purchaser Note

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”).  THIS NOTE HAS BEEN ACQUIRED FOR INVESTMENT ONLY AND MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF REGISTRATION OF THE RESALE THEREOF UNDER THE SECURITIES ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY IN FORM, SCOPE AND SUBSTANCE TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

PROMISSORY NOTE

$100,000	Dated as of January 26, 2011
York, New York

This Promissory Note (this “Note”) is made pursuant to the terms of that certain Securities Purchase Agreement, dated of even date herewith (the “SPA”), by and among the Maker (as defined below), the individuals listed on the signature pages thereto under the caption “Seller” (each, a “Seller” and collectively, the “Sellers”) and RxBids, a Nevada corporation, and, with respect to the sections of the SPA indicated on the signature pages thereto, Jenson Services, Inc., a Utah corporation.

Avi Koschitzki (the “Maker”) promises to pay to the order of the Sellers or their respective successors in interest, the principal sum of One Hundred Thousand Dollars ($100,000) in lawful money of the United States of America, on the specific terms and conditions described in Sections 1.1(c) and 1.1(d) of the SPA.  All payments on this Note shall be made in accordance with the terms and subject to the provisions of Section 1.2 of the SPA.

1.           Principal. The principal balance of this Note shall be repayable in installments in the manner described in Sections 1.1(c) and 1.1(d) of the SPA.  Maker may prepay all or any portion of such principal balance without notice, consent or penalty.

2.           Interest.  No interest shall accrue on the unpaid principal balance of this Note.

3.           Application of Payments.  All payments shall be applied first to payment in full of any costs incurred in the collection of any sum due under this Note, including (without limitation) reasonable attorney’s fees, then to the reduction of the unpaid principal balance of this Note.

4.           Event of Default.  The sole event of default under this Note shall be the failure by Maker to pay the principal balance of this Note within five (5) business days following the date when due (the “Event of Default”).

5.           Remedies.  Upon the occurrence of an Event of Default specified in Section 4, the Sellers may, by written notice to Maker, declare the applicable installment due under this Note to be due and payable, whereupon such applicable installment shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the documents evidencing the same to the contrary notwithstanding.  Solely with respect to this Note (and not the SPA), Maker shall be responsible for the reasonable costs and expenses (including reasonable legal fees and expenses) incurred by Sellers in connection with the enforcement of this Note.

6.           Notices. Any notice called for hereunder shall be deemed properly given if given in accordance with the provisions of Section 8.1 of the SPA.

7.           Governing Law and Venue.  The provisions of Sections 8.7 and 8.8 of the SPA with respect to governing law and venue are incorporated herein by reference as if set forth herein and shall apply to this Note.

8.           No Assignment.  Neither Maker or any Seller may assign his or her rights or obligations hereunder without the prior consent of Maker and each Seller.

IN WITNESS WHEREOF, Maker, intending to be legally bound hereby, has caused this Note to be duly executed as of the day and year first above written.

/s/ Avi Koschitzki
Avi Koschitzki